EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             KNIGHT INVESTMENT LTD.


         The undersigned, DANIEL L. HODGES, the President and Secretary of KNIGHT INVESTMENT LTD., a Nevada corporation (the "Corporation"), does hereby certify:

         That the Shareholders of the Corporation, pursuant to a Consent in Lieu of Special Meeting of the Shareholders on January 18, 2002, adopted a resolution to amend the Amended And Restated Articles of Incorporation, as follows:

RESOLVED, that ARTICLE FIRST of the Corporation's Amended And Restated Articles of Incorporation be, and hereby is, amended in its entirety to read as follows:

"ARTICLE FIRST

        Name of Corporation:               Northeast Mortgage Corporation"

FURTHER RESOLVED, that ARTICLE FOURTH of the Corporation's Amended And Restated Articles of Incorporation be, and hereby is, amended in its entirety to read as follows:

"ARTICLE FOURTH

         That the total number of shares to be issued by the Corporation is ONE HUNDRED TEN MILLION (110,000,000) of which stock ONE HUNDRED MILLION (100,000,000) shares of the par value of No Dollars and 1/10th Cents ($.001), shall be common stock and of which TEN MILLION (10,000,000) shares of the par value of No Dollars and 1/10th Cents ($.001) shall be Preferred Stock."

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FURTHER  RESOLVED,  that the  Corporation's  Amended  And  Restated  Articles of
Incorporation be, and hereby is, amended by adding ARTICLE FIFTH and ARTICLE SIXTH to read as follows:

"ARTICLE FIFTH

         The board of directors is authorized, subject to limitations prescribed by law and this Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions.

ARTICLE SIXTH

         The authority of the board of directors  with respect to each series of
Preferred  Stock  shall  include,  without  limitation,   determination  of  the
following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and


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         (h) Any other  relative  rights,  preferences  and  limitations of that series."

         The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Amended And Restated Articles of Incorporation is 100,000,000; that said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         IN WITNESS WHEREOF, the said KNIGHT INVESTMENT LTD. has caused this certificate to be signed by its President and its Secretary this 18th day of January, 2002. KNIGHT INVESTMENT LTD., a Nevada corporation

By:__________//ss//_______________
Name: Daniel L. Hodges
Title:   President and Secretary